NEWS RELEASE

FOR IMMEDIATE RELEASE:

ParkerVision Enters into Patent License and Settlement Agreement with Samsung

Jacksonville, Florida, July 18, 2016 -- ParkerVision, Inc. (NASDAQ: PRKR), a leading developer and marketer of radio frequency technologies used in advanced wireless solutions, announced today that it has entered into a settlement and patent license agreement with Samsung Electronics Co., Ltd. and its affiliates (collectively, “Samsung”) for the perpetual, worldwide license of ParkerVision’s current patent portfolio, subject to certain exclusions. In conjunction with this agreement, ParkerVision will file a motion to terminate Samsung from a pending U.S. International Trade Commission investigation and dismiss its claims against Samsung in two United States District Court cases. The companies agreed not to disclose the specific financial terms of the agreement.

ParkerVision’s Chairman and CEO, Jeffrey Parker, commented, “Samsung is a world leader in technology and innovation, and we are pleased to welcome Samsung as a licensee of our technologies and to dismiss the outstanding litigation between the parties.”

About ParkerVision

ParkerVision, Inc. designs, develops and markets its proprietary radio-frequency (RF) technologies, which enable advanced wireless solutions for current and next generation communications networks. Protected by a highly-regarded, worldwide patent portfolio, the Company’s solutions for wireless transfer of RF waveforms address the needs of a broad range of wirelessly connected devices for high levels of RF performance coupled with best-in-class power consumption. For more information please visit www.parkervision.com. (PRKR-G).

Safe Harbor Statement

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s SEC reports, including the Form 10-K for the year ended December 31, 2015 and the Forms 10-Q for the quarters ended March 31, 2016. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contact:

Cindy Poehlman		Don Markley
Chief Financial Officer	or	The Piacente Group
ParkerVision, Inc.		212-481-2050
904-732-6100		parkervision@tpg-ir.com
cpoehlman@parkervision.com

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